Exhibit 99.1

News Release

Contact:	Investors and Analysts: Karin Demler, CCA at (615) 263-3005
Financial Media: Dave Gutierrez, Dresner Corporate Services at (312) 780-7204
CCA Announces 2010 Fourth Quarter and Full-Year Financial Results
Fourth Quarter Diluted EPS Increased 8.3% to $0.39
Full Year Diluted EPS up 5.3% to $1.39
Full Year Adjusted Diluted EPS Up 10.2%
NASHVILLE, Tenn. — February 9, 2011 — CCA (NYSE: CXW) (the “Company” or “Corrections Corporation of America”), America’s leader in partnership corrections and the nation’s largest provider of corrections management services to government agencies, announced today its financial results for the fourth quarter and twelve months ended December 31, 2010.
Financial Review — Fourth Quarter 2010 Compared with Fourth Quarter 2009
•	Diluted EPS up 8.3% to $0.39 from $0.36

•	Operating income up 3.8% to $87.1 million from $83.9 million

•	EBITDA increased 4.7% to $114.3 million from $109.2 million

•	Adjusted Funds From Operations Per Diluted Share up 3.6% to $0.57 from $0.55
For the fourth quarter of 2010, CCA generated net income of $43.7 million, or $0.39 per diluted share, compared with net income of $42.5 million, or $0.36 per diluted share, for the fourth quarter of 2009.
Total management revenue for the fourth quarter of 2010 increased 3.6% to $430.8 million from $415.8 million during the prior year period, primarily driven by a 4.3% increase in average daily inmate populations. Management revenue from our federal partners increased 6.6% to $181.8 million generated during the fourth quarter of 2010 compared with $170.7 million generated during the fourth quarter of 2009. The increase in federal revenue primarily resulted from commencement of a new contract with the U.S. Marshals Service (USMS) at our Nevada Southern Detention Center, as well as an increase in USMS populations at facilities generally located in the southwestern region of the country. These increases were partially offset by the September 30, 2010, expiration of the contract with the Federal Bureau of Prisons (BOP) at our California City Correctional Center. Management revenue from our state partners increased 2.4% to $220.7 million during the fourth quarter of 2010 compared with $215.4 million during the same period in 2009. State revenue increased primarily as a result of higher inmate populations predominantly from the states of California, Georgia and Florida. The increases in populations were partially offset by reductions in inmate populations from the states of Arizona, Alaska, Colorado and Minnesota.
EBITDA for the fourth quarter of 2010 increased 4.7% to $114.3 million from $109.2 million during the fourth quarter of 2009. The increase in EBITDA is primarily due to the overall increase in inmate populations. Funds From Operations decreased slightly to $81.6 million during the fourth quarter of 2010 from $82.0 million in the prior year quarter. Adjusted Funds From Operations, which includes maintenance and technology capital expenditures, for the fourth quarter of 2010 decreased to $62.9
10 Burton Hills Boulevard, Nashville, Tennessee 37215, Phone: 615-263-3000
-more-

CCA Fourth Quarter 2010 Financial Results

million compared with $64.0 million during the prior year period. Adjusted Funds From Operations per diluted share increased to $0.57 during the fourth quarter of 2010 from $0.55 per diluted share in the prior year quarter. Funds From Operations and Adjusted Funds From Operations both decreased due to an increase in income taxes paid over the prior year period primarily as a result of lower tax credits.
Our per share results were favorably impacted by the purchase of 7.1 million shares of our outstanding stock during 2010, at an aggregate cost of $145.7 million, pursuant to a share repurchase program approved by our Board of Directors in February 2010. These shares were repurchased with cash on hand, cash provided by operations and borrowings from our revolving credit facility.
Our total average daily compensated population increased 4.3% to 80,777 in the fourth quarter of 2010 from 77,426 in the fourth quarter of 2009. Our total portfolio occupancy decreased to 89.7% during the fourth quarter of 2010 from 91.7% during the fourth quarter of 2009. The decline in occupancy is due to a 6.6% increase in our average number of available beds to 90,037 during the fourth quarter of 2010 from 84,457 during the prior year quarter. The increase in average available beds was due to the completion of our Nevada Southern Detention Center in September 2010, which began receiving detainees in October 2010, and the completed expansions of our Coffee and Wheeler facilities located in Georgia in May 2010 combined with commencement of new managed only contracts at two facilities in Florida.
Commenting on the fourth quarter financial results, Chief Executive Officer, Damon Hininger, stated, “We are pleased with our fourth quarter financial results, as we generated meaningful year-over-year earnings per share growth, and continued to improve operating margins in the managed-only and owned and managed segments of our business. Additionally we are pleased our populations have remained strong, in excess of the 80,000 inmate milestone we surpassed late in 2010.”
Full-Year 2010 Compared with Full-Year 2009
•	Diluted EPS up 5.3% to $1.39 from $1.32

•	Adjusted Diluted EPS increased 10.2% to $1.41 from $1.28

•	Adjusted Funds From Operations Per Diluted Share up 16.2% to $2.37 from $2.04

•	Adjusted EBITDA up 4.8% to $427.1 million from $407.4 million
For the twelve months ended December 31, 2010, CCA generated net income of $157.2 million, or $1.39 per diluted share, compared with net income of $155.0 million, or $1.32 per diluted share, for the twelve months ended December 31, 2009.
Adjusted net income during 2010 increased to $158.9 million, or $1.41 per diluted share, compared with $150.4 million, or $1.28 per diluted share, during 2009. Adjusted net income for 2010 excludes a non-cash charge of $1.7 million for the write-off of goodwill associated with the termination of the management contracts for the Gadsden and Hernando facilities located in Florida. Adjusted net income for 2009 excludes the reversal of reserves for uncertain tax positions and other income tax credits as well as expenses associated with debt refinancing transactions.
Operating income increased to $323.1 million during 2010 from $307.4 million during the prior year, an increase of 5.1%. The improvement in our financial results for 2010 resulted from a 3.2% increase in our average daily inmate populations, to 78,319 for 2010 from 75,911 during 2009, combined with the implementation of cost savings strategies resulting from a company-wide initiative to improve operating efficiencies. Operating expenses during 2010 included $4.1 million of bonuses paid to non-management
-more-

CCA Fourth Quarter 2010 Financial Results

level staff in-lieu of wage increases. General and administrative expenses for 2009 included $4.2 million of consulting fees associated with the company-wide initiative to improve operating efficiencies.
In addition to our operational improvements, per share results for 2010 were favorably impacted by the aforementioned share repurchase program.
Adjusted net income, EBITDA, Funds From Operations, Adjusted Funds From Operations, and their corresponding per share amounts, are measures calculated and presented on the basis of methodologies other than in accordance with generally accepted accounting principles (GAAP). Please refer to the Supplemental Financial Information and related note following the financial statements herein for further discussion and reconciliations of these measures to GAAP measures.
Operations Highlights
For the quarters ended December 31, 2010 and 2009, key operating statistics for the continuing operations (i.e. excluding discontinued operations) of CCA were as follows:

	Quarter Ended December 31,
Metric	2010	2009	%Change
Average Available Beds	90,037	84,457	6.6%
Average Compensated Occupancy	89.7%	91.7%	-2.2%
Total Compensated Man-Days	7,431,466	7,123,206	4.3%
Average Daily Compensated Population	80,777	77,426	4.3%
Revenue per Compensated Man-Day	$57.97	$58.37	-0.7%
Operating Expense per Compensated Man-Day:
Fixed	29.81	30.09	-0.9%
Variable	9.41	9.75	-3.5%

Total	39.22	39.84	-1.6%

Operating Margin per Compensated Man-Day	$18.75	$18.53	1.2%

Operating Margin	32.3%	31.7%	1.9%
Revenue per compensated man-day in the fourth quarter of 2010 decreased 0.7% to $57.97 from $58.37 in the fourth quarter of 2009. However, operating expenses per compensated man-day decreased 1.6% to $39.22 from $39.84. A change in the mix of inmate populations and a change in mission at our T. Don Hutto facility from housing families to female detainees at the end of 2009 contributed to reductions in both revenue and expenses per compensated man-day.
As of February 1, 2011, we had approximately 11,600 unoccupied beds at facilities that had availability of 100 or more beds, and an additional 1,124 beds under development. This inventory of beds available is reduced to approximately 9,200 beds after taking into consideration the beds committed pursuant to management contracts and an Intent to Award from the state of California.
Partnership Development Update
In November 2010, we announced that the California Department of Corrections and Rehabilitation (CDCR) renewed its contract with us to manage up to 9,588 California inmates and also notified us of its Intent to Award an additional contract to manage up to 3,256 offenders (the Intent to Award). In January 2011, newly elected California Governor Jerry Brown proposed a state budget which calls for a
-more-

CCA Fourth Quarter 2010 Financial Results

significant reallocation of responsibilities between the state government and local jurisdictions, including transferring some number of inmates from state custody to the custody of cities and counties. At this point in time it is too early to reasonably assess the opportunities or challenges that could develop as a result of this proposal. As it relates to the Intent to Award for the additional beds with the state of California, we do not believe we will execute a final agreement until the state finalizes its fiscal year 2012 budget.
Liquidity Update
In February 2010, we announced a stock repurchase program to repurchase up to $250.0 million of our common stock through June 30, 2011. Through January 31, 2011, we have purchased 7.6 million shares at a total cost of $156.3 million. As of January 31, 2011, we had 109.3 million shares outstanding.
At December 31, 2010, our liquidity was provided by cash on hand of $25.5 million and $228.2 million available under our credit facility. We believe we have the ability to fund our capital expenditure requirements, stock repurchase program, working capital and debt service requirements with cash on hand, net cash provided by operations, and borrowings available under our revolving credit facility. None of our outstanding debt requires scheduled principal repayments, and we have no debt maturities until December 2012.
In November 2010 we disclosed that at September 30, 2010, we had accounts receivable outstanding from the state of California totaling $95.9 million, including past due amounts caused by delays in the passage of the state budget for fiscal year 2011. As of January 31, 2011, California had repaid all past due amounts.
Guidance
We expect EPS for the first quarter of 2011 to be in the range of $0.32 to $0.33 and full year 2011 EPS to be in the range of $1.37 to $1.45, with full year Adjusted Funds From Operations Per Diluted Share to be in the range of $2.27 to $2.41.
Although the economy has begun to show signs of improvement, our state partners continue to struggle with their challenging budget situations, which tend to lag the overall economy. Our earnings guidance incorporates our best estimate of the range of potential outcomes related to budget uncertainties and other variables, including the risk of population declines from our partners, and the potential for additional pricing pressure.
We believe the long-term growth opportunities of our business remain attractive as our partners seek cost effective corrections solutions and as insufficient bed development by our partners should result in a return to the supply and demand imbalance that has benefitted the partnership corrections industry.
During 2011, we expect to invest approximately $113.0 million to $128.0 million in capital expenditures, consisting of approximately $63.0 million to $73.0 million in on-going prison construction and expenditures related to potential land acquisitions and $50.0 million to $55.0 million in maintenance and information technology. We also expect an effective income tax rate of approximately 38.0%, with payments for income taxes expected to approximate $64.8 million to $68.6 million for the full year.
-more-

CCA Fourth Quarter 2010 Financial Results

Supplemental Financial Information and Investor Presentations
We have made available on our website supplemental financial information and other data for the fourth quarter of 2010. We do not undertake any obligation, and disclaim any duty to update any of the information disclosed in this report. Interested parties may access this information through our website at www.cca.com under “Financial Information” of the Investors section.
Management may meet with investors from time to time during the first quarter of 2011. Written materials used in the investor presentations will also be available on our website beginning on or about February 21, 2011. Interested parties may access this information through our website at www.cca.com under “Webcasts” of the Investors section.
Webcast and Replay Information
We will host a webcast conference call at 10:00 a.m. central time (11:00 a.m. eastern time) on February 10, 2011, to discuss our fourth quarter 2010 financial results. To listen to this discussion, please access “Webcasts” on the Investors page at www.cca.com. The conference call will be archived on our website following the completion of the call. In addition, a telephonic replay will be available at 6:00 p.m. eastern time on February 10, 2011 through 11:59 p.m. eastern time on February 17, 2011, by dialing (888) 203-1112 or (719) 457-0820, pass code 8745066.
About CCA
CCA is the nation’s largest owner and operator of partnership correction and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. We currently operate 66 facilities, including 45 company-owned facilities, with a total design capacity of approximately 90,000 beds in 19 states and the District of Columbia. We specialize in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, our facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare inmates for their successful re-entry into society upon their release. We also provide health care (including medical, dental and psychiatric services), food services and work and recreational programs.
Forward-Looking Statements
This press release contains statements as to our beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) general economic and market conditions, including the impact governmental budgets can have on our per diem rates, occupancy and overall utilization; (ii) fluctuations in our operating results because of, among other things, changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations; (iii) our ability to obtain and maintain correctional facility management contracts, including as a result of sufficient governmental appropriations and as a result of inmate disturbances; (iv) changes in the privatization of the corrections and detention industry, the public acceptance of our services, the timing of the opening of and demand for new prison facilities and the commencement of new management contracts; (v) judicial challenges and the outcome of budget proposals regarding the transfer of California inmates to out of state private correctional facilities; and (vi) increases in costs to construct or expand
-more-

CCA Fourth Quarter 2010 Financial Results

correctional facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond our control, such as weather, labor conditions and material shortages, resulting in increased construction costs. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by us with the Securities and Exchange Commission.
CCA takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release.
-more-

CCA Fourth Quarter 2010 Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	December 31,
	2010	2009

ASSETS
Cash and cash equivalents	$25,505	$45,815
Accounts receivable, net of allowance of $1,568 and $1,500, respectively	305,305	235,139
Deferred tax assets	14,132	11,842
Prepaid expenses and other current assets	31,196	26,056
Current assets of discontinued operations	2,155	6,403

Total current assets	378,293	325,255

Property and equipment, net	2,549,295	2,517,948

Restricted cash	6,756	6,747
Investment in direct financing lease	10,798	12,185
Goodwill	11,988	11,988
Other assets	26,092	27,324
Non-current assets of discontinued operations	6	4,296

Total assets	$2,983,228	$2,905,743

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$203,796	$190,777
Income taxes payable	476	481
Current liabilities of discontinued operations	1,583	3,325

Total current liabilities	205,855	194,583

Long-term debt	1,156,568	1,149,099
Deferred tax liabilities	118,245	88,260
Other liabilities	31,689	31,255

Total liabilities	1,512,357	1,463,197

Commitments and contingencies

Common stock - $0.01 par value; 300,000 shares authorized; 109,754 and 115,962 shares issued and outstanding at December 31, 2010 and 2009, respectively	1,098	1,160
Additional paid-in capital	1,354,691	1,483,497
Retained earnings (deficit)	115,082	(42,111)

Total stockholders’ equity	1,470,871	1,442,546

Total liabilities and stockholders’ equity	$2,983,228	$2,905,743

-more-

CCA Fourth Quarter 2010 Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009
REVENUE:
Management and other	$431,650	$416,805	$1,672,474	$1,626,728
Rental	550	681	2,557	2,165

	432,200	417,486	1,675,031	1,628,893

EXPENSES:
Operating	295,711	286,654	1,163,771	1,135,055
General and administrative	22,061	21,522	84,148	86,537
Depreciation and amortization	27,336	25,442	104,051	99,939

	345,108	333,618	1,351,970	1,321,531

OPERATING INCOME	87,092	83,868	323,061	307,362

OTHER EXPENSES (INCOME):
Interest expense, net	18,628	17,845	71,127	72,780
Expenses associated with debt refinancing transactions	—	—	—	3,838
Other (income) expenses	115	91	40	(139)

	18,743	17,936	71,167	76,479

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	68,349	65,932	251,894	230,883

Income tax expense	(24,644)	(24,002)	(94,297)	(79,541)

INCOME FROM CONTINUING OPERATIONS	43,705	41,930	157,597	151,342

Income (loss) from discontinued operations, net of taxes	—	561	(404)	3,612

NET INCOME	$43,705	$42,491	$157,193	$154,954

BASIC EARNINGS PER SHARE:
Income from continuing operations	$0.40	$0.36	$1.41	$1.30
Income (loss) from discontinued operations, net of taxes	—	0.01	(0.01)	0.03

Net income	$0.40	$0.37	$1.40	$1.33

DILUTED EARNINGS PER SHARE:
Income from continuing operations	$0.39	$0.36	$1.39	$1.29
Income (loss) from discontinued operations, net of taxes	—	—	—	0.03

Net income	$0.39	$0.36	$1.39	$1.32

-more-

CCA Fourth Quarter 2010 Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CALCULATION OF ADJUSTED DILUTED EARNINGS PER SHARE

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009
Net income	$43,705	$42,491	$157,193	$154,954

Special Items:
Reversal of reserve for uncertain tax positions and other additional income tax credits	—	—	—	(6,974)
Goodwill impairment for discontinued operations	—	—	1,684	—
Expenses associated with debt refinancing transactions	—	—	—	3,838
Income tax benefit for special items	—	—	—	(1,465)

Adjusted net income	$43,705	$42,491	$158,877	$150,353

Weighted average common shares outstanding — basic	109,641	115,188	112,015	116,088
Effect of dilutive securities:
Stock options	755	1,293	769	976
Restricted stock—based compensation	302	331	193	226

Weighted average shares and assumed conversions — diluted	110,698	116,812	112,977	117,290

Adjusted Diluted Earnings Per Share	$0.39	$0.36	$1.41	$1.28

CALCULATION OF EBITDA AND ADJUSTED EBITDA

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009
Net income	$43,705	$42,491	$157,193	$154,954
Interest expense, net	18,628	17,845	71,127	72,780
Depreciation and amortization	27,336	25,442	104,051	99,939
Income tax expense	24,644	24,002	94,297	79,541
(Income) loss from discontinued operations, net of taxes	—	(561)	404	(3,612)

EBITDA	114,313	109,219	427,072	403,602

Expenses associated with debt refinancing transactions	—	—	—	3,838

ADJUSTED EBITDA	$114,313	$109,219	$427,072	$407,440

CCA Fourth Quarter 2010 Financial Results

CALCULATION OF FUNDS FROM OPERATIONS AND ADJUSTED FUNDS FROM OPERATIONS

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009
Net income	$43,705	$42,491	$157,193	$154,954
Income tax expense	24,644	24,002	94,297	79,541
Expenses associated with debt refinancing transactions	—	—	—	3,838
Income tax benefit for debt refinancing transactions	—	—	—	(1,465)
Income taxes paid	(17,183)	(13,843)	(61,396)	(63,534)
Depreciation and amortization	27,336	25,442	104,051	99,939
Depreciation and amortization for discontinued operations	—	233	2,222	864
Goodwill impairment for discontinued operations	—	—	1,684	—
Income tax expense (benefit) for discontinued operations	—	321	(253)	1,723
Stock-based compensation reflected in G&A expense	2,022	2,268	8,525	8,690
Amortization of debt costs and other non-cash interest	1,053	1,082	4,250	4,017

Funds From Operations	$81,577	$81,996	$310,573	$288,567

Maintenance and technology capital expenditures	(18,679)	(18,010)	(43,092)	(48,866)

Adjusted Funds From Operations	$62,898	$63,986	$267,481	$239,701

Funds From Operations Per Diluted Share	$0.74	$0.70	$2.75	$2.46

Adjusted Funds From Operations Per Diluted Share	$0.57	$0.55	$2.37	$2.04

CALCULATION OF ADJUSTED FUNDS FROM OPERATIONS PER SHARE GUIDANCE

	For the Year Ending
	December 31, 2011
	Low End of	High End of
	Guidance	Guidance
Net income	$151,626	$160,480
Income tax expense	92,932	98,359
Income taxes paid	(64,808)	(68,592)
Depreciation and amortization	113,226	113,226
Other non-cash items	13,000	13,500

Funds From Operations	$305,976	$316,973
Maintenance and technology capital expenditures	(55,000)	(50,000)

Adjusted Funds From Operations	$250,976	$266,973

Funds From Operations Per Diluted Share	$2.76	$2.86

Adjusted Funds From Operations Per Diluted Share	$2.27	$2.41

-more-

CCA Fourth Quarter 2010 Financial Results

NOTE TO SUPPLEMENTAL FINANCIAL INFORMATION
Adjusted net income, adjusted diluted earnings per share, EBITDA, Adjusted EBITDA, Funds From Operations and Adjusted Funds From Operations, and their corresponding per share metrics are non-GAAP financial measures. The Company believes that these measures are important operating measures that supplement discussion and analysis of the Company’s results of operations and are used to review and assess operating performance of the Company and its correctional facilities and their management teams. The Company believes that it is useful to provide investors, lenders and security analysts disclosures of its results of operations on the same basis as that used by management.
Management and investors review both the Company’s overall performance using GAAP and non-GAAP measures including EPS, adjusted diluted EPS, net income, Funds From Operations and Adjusted Funds From Operations, and their corresponding per share metrics, as well as EBITDA and Adjusted EBITDA to assess the operating performance of the Company’s correctional facilities. EBITDA, Adjusted EBITDA, Funds From Operations and Adjusted Funds From Operations are useful as supplemental measures of the performance of the Company’s correctional facilities because they do not take into account depreciation and amortization, or with respect to EBITDA and Adjusted EBITDA, the impact of the Company’s tax provisions and financing strategies. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), this accounting presentation assumes that the value of real estate assets diminishes at a level rate over time. Because of the unique structure, design and use of the Company’s correctional facilities, management believes that assessing performance of the Company’s correctional facilities without the impact of depreciation or amortization is useful. The calculation of Adjusted Funds From Operations substitutes capital expenditures incurred to maintain the functionality and condition of the Company’s correctional facilities in lieu of a provision for depreciation. Some of these capital expenditures contain a discretionary element with respect to when they are incurred, while others may be more urgent. Therefore, maintenance capital expenditures may fluctuate from quarter to quarter, depending on the nature of the expenditures required, seasonal factors such as weather, and budgetary conditions. The calculation of Funds From Operations and Adjusted Funds From Operations also reflect the amount of income taxes paid. We continuously evaluate tax planning strategies to reduce the effective tax rate for financial reporting purposes as well as strategies to reduce the amount of taxes we pay. As a result, the amount of taxes we pay may fluctuate from period to period depending on the effectiveness of our strategies. The amount of taxes we pay may also result from many factors beyond our control, such as changes in tax law. Finally, income taxes paid fluctuate significantly from quarter to quarter based on statutory methods of computing inter-period payment requirements and the date such taxes are due.
The Company may make adjustments to GAAP net income, EBITDA, Adjusted EBITDA, Funds From Operations and Adjusted Funds From Operations from time to time for certain other income and expenses that it considers non-recurring, infrequent or unusual, even though such items may require cash settlement, because such items do not reflect a necessary component of the ongoing operations of the Company. Other companies may calculate Adjusted net income, EBITDA, Adjusted EBITDA, Funds From Operations and Adjusted Funds From Operations differently than the Company does, or adjust for other items, and therefore comparability may be limited. Adjusted net income, EBITDA, Adjusted EBITDA, Funds From Operations and Adjusted Funds From Operations, and their corresponding per share measures are not measures of performance under GAAP, and should not be considered as an alternative to cash flows from operating activities, a measure of liquidity or an alternative to net income as indicators of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with the Company’s consolidated financial statements and related notes included in its filings with the Securities and Exchange Commission.
###